Exhibit 10.8

THIS DEBENTURE is issued on 2.3.2005, by Negevtech Ltd. (hereinafter called “the Borrower”), a company incorporated in and under the laws of Israel, whose address is __________________________ in favour of BANK LEUMI LE-ISRAEL B.M. (hereinafter called “the Bank”).

WHEREBY IT IS WITNESSED as follows:-

1.1	Subject to the provisions of this Debenture (including, without limitations the provisions of section 8 below), this Debenture is issued to secure the full and punctual payment of all amounts – whether in Israel currency or in foreign currency – principal, interest (including linkage differentials or exchange rate differentials, if any, resulting from the linkage of principal and interest or of either of them to any rate of exchange whatsoever or to the Index of Consumer Prices or to any other index), commissions, bank charges and expenses of any kind whatsoever – due or to be due or liable to become due to the Bank from the Borrower on account of loans, credits or overdrafts given or to be given by the Bank to the Borrower, and/or on account of undertakings, guarantees or letters of indemnity, issued or to be issued by the Bank at the request of the Borrower, and/or on account of documentary credits of any kind whatsoever opened or to be opened by the Bank at the request of the Borrower, and/or on account of undertakings, guarantees or letters of indemnity signed or to be signed by the Borrower towards or in favour of the Bank, and/or on accounts of Bills signed, endorsed or guaranteed by the Borrower delivered or to be delivered to the Bank by the Borrower or by any third parties, and/or on account of any other banking facility given or to be given to the Borrower, and/or on account of any other liability of any kind whatsoever of the Borrower to the Bank; whether such amounts, in whole or in part, be due or become due from the Borrower solely or together with others, whether due or to become due from the Borrower directly or indirectly, whether now due or hereafter to become due, whether certain or contingent, whether due or to be due from banking activities or otherwise, whether such amounts, in whole or in part, have crystallized by virtue of the judgment of a court or not, whether the due date for payment is before or after realisation under this Debenture without limitation as to the amount thereof and, in addition thereto, all expenses and other amounts due or to become due from the Borrower under the terms of this Debenture (all such aforementioned amounts being hereinafter referred to as “the Secured Sums”).

1.2	The Borrower hereby undertakes to pay to the Bank each amount of the Secured Sums:-

1.2.1	upon the agreed date for payment therefor, if it has been or will be agreed upon between the Borrower and the Bank that any such amount will be due for payment on a particular date or upon demand or upon the occurrence of a specified contingency or at a specified date after demand or after the occurrence of such specified contingency; or

1.2.2	within 7 (seven) days from the date of the Bank’s first demand therefor if no date for payment as specified under the above sub-Clause has been agreed upon,

and each amount of the Secured Sums not paid to the Bank as aforesaid shall bear Interest at the Maximum Rate for the period commencing from the date on which the Borrower should have paid such amount until the date of actual payment of the same; and any such interest aforesaid accruing due every three months or, at the choice of the Bank, during each period which is less than three months, in respect of which it is lawful to capitalise interest, shall be capitalised and shall itself bear Interest at the Maximum Rate.

2.	The Borrower shall not be entitled to discharge any amount of the Secured Sums prior to its agreed date for payment thereof without the prior written consent of the Bank.

3.	As security for the full and punctual payment of the Secured Sums, the Borrower hereby charges in favour of the Bank, by way of fixed charge of first degree, the Intellectual Property of the Borrower as such term is defined in Clause 22 hereinbelow (“the Charged Property”): and

4.	The Borrower hereby warrants and represents that:-

4.1	the Charged Property is not mortgaged, pledged, charged, attached or otherwise encumbered, in whole or in part, in favour of a third party, with the sole exception of: (i) a first degree fixed charge on the Charged Property in favor of Plenus Technologies Ltd. (“Plenus”) to secure a loan (“the Plenus Loan”) in the amount of US$4,500,000 granted to the Borrower by Plenus Technologies Ltd. (“the Plenus Pledge”); and (ii) a general first degree floating charge in favor of Plenus to secure the aforesaid loan.

4.2	Subject to the provisions of Section 12.4 below the Charged Property is not affected by any restriction or condition relating to the transfer of ownership therein or to the mortgage, pledge or charge thereof, either at law or under any agreement whatsoever other than the Plenus Pledge.

5.	The Borrower further undertakes with the Bank:-

5.1	To ensure that the Debenture is registered with all relevant authorities, as required under any law or regulation of any nature whatsoever, in order to perfect the Bank’s rights.

5.2

5.2.1	to treat the Charged Property with care;

5.2.2	to keep the Charged Property in good repair and condition for use, to repair any damage or defect which may occur to the Charged Property, in whole or in part, as the result of use or for any other reason whatsoever

5.3	to allow the Bank or the Bank’s representatives at all times and subject to execution of confidentiality undertakings reasonably satisfactorily to the Borrower to inspect the condition of the Charged Property wherever the same may be;

5.5	not to sell or transfer, assign, let or, in any way, part with possession of, the Charged Property or any part thereof, to any third party without the prior written consent of the Bank and not to pledge in any manner and for any purpose, any of the Charged Property for the benefit of any third party whatsoever (including interested parties) without the prior written consent of the Bank;

However, the Borrower may, in the Borrower’s course of business, enter into OEM agreements, license and other commercial agreements in the Borrower’s ordinary course of business with respect to the Charged Property.

5.6	to notify the Bank immediately, when it shall become aware of the imposition of any attachment of the issue of any execution proceedings or of any application for the appointment of a receiver over or with respect to the Charged Property or any part thereof, to notify immediately the authorities which levied such attachment or issued such execution proceedings or received the application for the appointment of such receiver and any third party who initiated or applied for such action, of this Debenture in favour of the Bank, and forthwith to take, at the expense of the Borrower, all steps necessary for the discharge of such attachment, execution proceedings or appointment of receiver, as the case may be;

5.7	with the sole exception of the Plenus Pledge and the floating charge in favor of Plenus, not to mortgage, pledge, charge or otherwise encumber the Charged Property or any part thereof in any manner whatsoever whereby the rights thereunder shall rank prior to, pari passu with or subsequent to, the rights of the Bank under this Debenture without the prior written consent of the Bank;

5.8	to pay to the appropriate authorities on the due date(s) therefor and, if there is/are no due date(s) for payment thereof, then to pay to such appropriate authorities upon their first demand, all taxes, levies, imposts, compulsory loans and payments, now or hereafter applying to the Charged Property or any part thereof;

5.9	to maintain in a permanent manner books of account which shall, at all times, be available for inspection by the Bank or its representative(s), to permit the Bank at all reasonable times to inspect and investigate all books, documents and accounts relative to the Borrower, and to deliver to the Bank at any time and upon its first demand all balance sheets, statements of affairs, documents and information with respect to the Borrower;

5.10

5.10.1	to keep the Charged Property insured at all times in its full value against such risks as the Bank may from timeto time reasonably require with such insurance company or companies and upon such conditions as the Bank shall approve;

5.10.2	whenever the Bank shall so think fit, forthwith, upon the Bank’s first demand, to insure the Charged Property with such additional cover or with such other insurance company or companies as the Bank shall reasonably require (the insurance company or companies insuring the Charged Property as aforesaid being hereinafter called “the Insurance Companies”);

5.10.3	to comply with all the terms of the insurance policy (policies) relating to insurance of the Charged Property;

5.10.4	to pay punctually all insurance premiums in full and to furnish the Bank with all receipts for payment of the same within 7 (seven) days of the due date therefor;

5.10.5	to furnish to the Bank, upon the Bank’s first demand therefor, the original policy (policies) of insurance;

5.10.6	not to vary or alter in any manner whatsoever any of the conditions of the insurance of the Charged Property or any part thereof without the prior written consent of the Bank; and

5.10.7	upon first demand of the Bank, forthwith to sign any certificate or other document whatsoever which by virtue of any law or condition(s) of insurance of the Charged Property or any part thereof, or which in the opinion of the Bank, is required or necessary for the purpose of effecting all or any one or more of the obligations of the Borrower pursuant to sub-paragraphs 5.10.1 to 5.10.8 of this paragraph.

5.11	forthwith to notify the Bank of the occurrence of any seizure, requisition, expropriation or forfeiture of the Charged Property or any part thereof;

5.12	forthwith upon the Bank’s first demand, to furnish the Bank with any licence, confirmation, certificate, receipt or other document which, in the opinion of the Bank, is required or necessary for purpose of proof of compliance by the Borrower with its obligations under this clause;

5.13	not to effect any of the acts mentioned in paragraph 6.1.2 hereof without the prior written consent of the Bank; and

5.14	to repay to the Bank forthwith upon the Bank’s first demand, all sums of whatsoever nature, if any, laid out, and all expenses, if any, incurred by the Bank in connection with or as a result of the Bank effecting any act under the powers conferred upon the Bank under sub-clause 6.1 hereof, including, without limitation, insurance premiums with respect to the Charged Property.

6.

6.1	The Borrower hereby irrevocably empowers the Bank to effect in the Borrower's name, in the Borrower's stead and at the Borrower's expense:-

6.1.1	any of the acts mentioned in clause 5 hereof – in paragraph (5.10) and in sub-paragraphs (5.10.1) to (5.10.4) inclusive and (5.10.6) and (5.10.9) in any case where such acts are not effected by the Borrower at all, in time or to the satisfaction of the Bank; and

6.1.2	to institute proceedings against the Insurance Companies in connection with the Charged Property or any part thereof, to conduct negotiations with the Insurance Companies, to come to such arrangements with the Insurance Companies as the Bank shall see fit in respect of claims arising from insurance, including arrangements by way of compromise or waiver, in whole or in part, of the Borrower’s rights, to sign any arbitration agreement(s) and to collect the insurance proceeds –

provided always that the powers conferred upon the Bank under this sub-clause shall not oblige the Bank to exercise the same, in whole or in part, nor shall the powers granted to the Bank hereunder relieve the Borrower from performing any of its obligations under this Debenture and provided further that any of the acts hereinbefore mentioned may be effected whether insurance was or will be effected by the Borrower or whether in the Borrower’s name by the Bank pursuant to the power granted to it hereunder.

6.2

6.2.1	The Borrower hereby releases the Bank in advance from all liability should the Bank fail at all, in time or in an appropriate manner, to utilize any of the powers conferred upon the Bank under the preceding sub-clause and, in particular, without prejudice to the generality of the release aforesaid, in any case where the Bank does not effect insurance at all, in time or in the correct manner or, where on the occurrence of any damage or loss caused, the Insurance Companies shall not – as a result of any defect or of a lack of sufficiency in insurance or because of the absence of, or lateness in, delivery of any notice or demand or as a result of any act or omission by the Bank – pay, in whole or in part, the amount(s) claimed;

6.2.2	The Borrower hereby waives in advance any claims or counter-claims against the Bank on account of, or in connection with, any claim, negotiations, compromise, arrangement, settlement or waiver of the Borrower’s rights, in whole or in part, made or to be made by the Bank with the Insurance Companies in connection with insurance as aforesaid; and

6.2.3	The release and waiver referred to in the above paragraphs shall apply with regard to matters pertaining to any insurance whether such insurance was or will be effected by the Borrower or in its name by the Bank pursuant to the power granted to it under the preceding sub-clause.

7.	[Reserved]

8.	The charges hereby created in favour of the Bank shall be independent of all other collateral or securities received or to be received by the Bank from or for the Borrower, shall not affect or be affected by, such other collateral or securities and shall serve as a continuing security, remaining in full force and effect until the Bank shall confirm to the Borrower in writing that this Debenture is null and void, even if, at any time prior to the giving of such confirmation, there shall exist no indebtedness/liability of the Borrower to the Bank.

Notwithstanding anything to the contrary contained in this Debenture, this Debenture and the charges hereby created in favor of the Bank (including without limitation the charge of the Charged Property) shall be canceled and be of no further force and effect upon and together with the fulfillment of the following conditions: (i) Negevtech has repaid the Plenus Loan in full including all interest and related sums; and (ii) Plenus has released the Plenus Pledge. Upon occurrence of both of the aforesaid conditions and receipt by the Bank of the Borrower’s written notice thereof the Bank shall release the charges created hereunder (including without limitation the charge on the Charged Property).

9.

9.1	Whenever the Borrower shall not pay to the Bank any amount to become due to the Bank from the Borrower on account of the Secured Sums on the date provided for the payment thereof as mentioned in clause 1.2 hereof (any such amount not paid to the Bank by the Borrower as aforesaid being hereinafter called “the Arrears”) then the Bank shall have a right of lien over all monies – whether in Israel currency or in foreign currency – to become due to the Borrower from the Bank in any account, manner or circumstance whatsoever and over all Bills, stocks, shares, bonds and securities of every kind, bills of lading, documents, movables and other property of whatsoever type or kind delivered or to be delivered by the Borrower to the Bank or by any third party for collection or as collateral or for safe custody and over their proceeds; and the Bank shall be entitled at all times, without being obliged to notify the Borrower in advance thereof, to exercise such lien until discharge of the Arrears.

Without prejudice to the Bank’s right of lien aforementioned, and in addition thereto, the Bank shall be entitled (but not obliged) at all times without being obliged to notify the Borrower in advance thereof:-

9.1.1	to set-off the Arrears against any sum whether in Israel currency or in foreign currency, as the case may be, to be due to the Borrower from the Bank in any account, manner or circumstance whatsoever;

9.1.2	to purchase any foreign currency which shall be required for the discharge of any of the Arrears or to sell any foreign currency and to use the proceeds of such sale for the discharge of the Arrears in Israel currency or, as the case may be, for the purchase of any other foreign currency which shall be required for discharge of any of the Arrears;

9.1.3	to debit any account of the Borrower with the Arrears; and where the Arrears are due in or for foreign currency – to debit any account of the Borrower maintained in the same currency therewith or any account of the Borrower maintained in Israel currency with the countervalue thereof (in Israel currency) at the Customary Rate at the Bank prevailing on the date of the debiting of such account as aforesaid.

9.2	Whenever the Bank shall effect any set-off as mentioned in this Clause above, against monies in whatever account of the Borrower, such set-off shall be effected even prior to the date of maturity of such account.

9.3	Each purchase or sale as mentioned in this Clause above, shall be effected, (if at all), according to the Customary Rate at the Bank out of amounts in Israel currency or out of amounts in foreign currency, as the case may be, which shall be standing to the credit of the Borrower with the Bank or shall be received from the realisation of any collateral given or to be given by the Borrower to the Bank.

9.4	Every debiting as mentioned in 9.1.3 above, shall be effected, (if at all), either in an existing account or in an account to be opened by the Bank for that purpose, in the name of the Borrower whether such account to be debited be in credit, overdrawn or shall become overdrawn as a result of such debiting; the debit balance (if any) on such account as shall have been debited as aforesaid shall bear Interest at the Maximum Rate; and such interest as aforesaid accruing due every three months shall be capitalized and shall itself bear Interest at the Maximum Rate.

9.5	Whenever any attachment shall be imposed on any property of the Borrower held by the Bank or on any amount to be due to the Borrower from the Bank, the Bank shall have a right of lien over such property or amount, as the case may be, provided always that such right of lien under this subclause, shall apply only to such properties and amounts, the aggregate value of which shall not exceed the outstanding balance from time to time of the Secured Sums and the Bank’s right of lien under this subclause shall be in addition to the rights of the Bank under all the above subclauses of this clause.

10.	[Reserved]

11.	Upon the occurrence of any of the events set out hereunder, the Bank shall be entitled to declare all or any of the Secured Sums to be immediately due and payable:-

11.1	if the Borrower shall fail to pay to the Bank any amount to be due from it to the Bank on account of the Secured Sums upon the date prescribed for payment thereof as provided for in clause 1.1 hereof;

11.2	if an attachment shall be levied on the assets of the Borrower or any part thereof or execution proceedings shall be instituted against it and such attachment or execution proceedings shall not be discharged within 21 (twenty-one) days;

11.3	if a winding-up resolution shall be passed by the Borrower or if a petition shall be filed against it for winding-up or for the appointment of any preliminary temporary liquidator, receiver, temporary or otherwise, or for the commencement of rehabilitation proceedings, the grant of an order to receive assets, the filing of a request for receivership against any assets of the Borrower, provided that such petition or order were not canceled within fourteen (14) days, or if the Borrower shall commit an act of bankruptcy or call a creditors’ meeting for the purpose of entering into an arrangement with them, or if the Borrower’ name shall be struck out from any register maintained by law, or is about to be struck out.

11.4	if the Borrower shall cease production or commercial activities which shall not be resumed within 60 (sixty) days of such cessation;

11.5	if the Borrower shall be in breach of or fail to perform any of its obligations towards the Bank, whether herein contained or contained in any other document now or hereafter signed by the Borrower in favour of the Bank or if it transpires that any warranty or statement whatsoever of the Borrower is incorrect or inaccurate.

11.6	if, in the Bank’s opinion, material adverse change shall have occurred in the Borrower’s financial conditions, activities or business, or in its financial ratios.

11.7	if the Borrower shall issue bearer securities without having received the prior written consent of the Bank thereto.

11.8	If any event occurs the result of which may entitle any entity, in Israel and/or a, under any document signed now or hereafter by the Borrower, to accelerate payment of any debts and obligations, in whole or in part, of the Borrower with respect to such entity, even if such entity shall not have exercised such right to accelerate payment.

11.9	If the Bank shall be of the opinion that a material asset, constituting any security which the Bank shall have received from the Borrower or on its behalf, has become or is likely to become damaged or has lost or is likely to lose a considerable portion of its value.

11.10	If any of the aforesaid events in this clause shall occur, mutatis mutandis, to any guarantor who shall have guaranteed the discharge of the Credit and/or who shall have provided the Bank with any collateral to secure the discharge of the Credit.

12.

12.1	Upon the occurrence of any one of the events set out in the preceding clause, the Bank shall be entitled to take all such steps as it sees fit to collect the Secured Sums from the Borrower and, in addition thereto, without prejudice to any and all of its other rights, to realize its rights under this Debenture, including, without limitation, the sale of the Charged Property or any part thereof, whether by the appointment of a receiver or receiver and manager or whether by any other method the Bank shall see fit.

12.2	The Borrower agrees that any receiver or receiver and manager, appointed pursuant to the preceding sub-clause, shall be deemed to be the agent of the Borrower who shall be empowered, inter alia, to do the following:

12.2.1	to get in the Charged Property and take possession thereof;

12.2.2	to manage the Borrower's business or participate in the management thereof as he may see fit;

12.2.3	to sell or agree to the sale of the Charged Property, in whole or in part, or to transfer the same in any other manner upon such conditions as he may see fit;

12.2.4	to make any other arrangement with respect to the Charged Property or any part thereof as he may see fit;

12.2.5	to do all such other acts and things as he may consider incidental or conducive to any of the matters and powers aforesaid.

12.3	All sums to be collected by the Bank upon a realisation of the Charged Property and all amounts paid to the Bank, pursuant to clause 6 hereof, shall be applied for the purposes set out hereunder in the order in which they appear or in such other order as the Bank shall select:

12.3.1	in discharge of the expenses occasioned in consequence of such realisation as aforesaid (including the appointment of a receiver or a receiver and manager);

12.3.2	in discharge of all other expenses, bank charges, interest and additional sums consequent upon the linkage of interest, the due date for payment whereof has arrived and which have not been paid to the Bank by the Borrower;

12.3.3	in discharge of principal and additional sums consequent upon the linkage of principal, the due date for payment whereof has arrived and which have not been paid to the Bank by the Borrower; and

12.3.4	for depositing in a special or other account with the Bank in the name of the Borrower, which shall serve as collateral for the full discharge of the balance of the Secured Sums, where the due date for payment of such amounts has not arrived, where such amounts are due or shall become due to the Bank on account of any contingent liability or obligation or on account of any other amounts; and this without prejudice to the rights of the Bank under clause 9 hereof.

12.4	The Bank hereby acknowledges that the security interest in the Charged Property which constitutes “know-how” under the Encouragement of Industrial Research and Development Law, 5733-1984 (“the Encouragement Law”) (such know-how, “Grant Funded Know-How”) is subject to the Chief Scientist’s Rights (as hereinafter defined). In addition, the Bank hereby acknowledges that any realization of Grant Funded Know-How, including the sale of the Grant Funded Know-How and its transfer within the framework of realization procedures will require the approval of the Research Committee (as hereinafter defined). Likewise, any transfer of said Grant Funded Know-How will be conditional upon the potential buyer or transferee undertaking to assume the obligations in accordance with the Encouragement Law including Section 19(c) thereof and in accordance with the terms of the program pursuant with which grants were provided to the Borrower including the obligation: (i) not to transfer the Grant Funded Know-How to another unless the Research Committee approves the transaction; (ii) to pay royalties.

The “Chief Scientist Rights” shall mean all the rights, powers and privileges of the Ministry of Industry and Trade’s Industrial Research and Development Committee (the “Research Committee”) by virtue of the Encouragement Law and/or of an instrument of approval granted by the Chief Scientist of the Israel Ministry of Industry, Trade and Employment, pursuant with his powers under the Encouragement Law.

Unless and until agreed otherwise in writing between the Borrower and the Bank, the Bank shall pay in respect of such special or other account as aforesaid (by crediting such account) such interest as would have been payable if such special or other account had been a checking account in credit; and the Borrower shall not be entitled to withdraw the amounts to be deposited in such special or other account as aforesaid, or to effect in any manner whatsoever any disposition with respect thereto or in connection therewith, save with respect to such portion thereof as exceeds the amount of the Secured Sums.

13.	Without prejudice to the provisions of clause 1.2 hereof, whenever proceedings shall be instituted by the Bank against the Borrower for payment of any amount due or to become due from it to the Bank on account of the Secured Sums, the Bank shall be entitled to claim on such amount, Interest at the Maximum Rate for the period commencing from the date of the institution of such proceedings until the date of actual payment thereof in full; such interest accruing due every three months shall be capitalized and shall itself bear Interest at the Maximum Rate; and should the Bank claim interest at the said rate aforementioned, the Borrower hereby agrees to the competent judicial authorities adjudicating against it such interest as aforesaid.

14.	The Bank shall be entitled to divide its claims for payment of amounts due or to become due to it on account of the Secured Sums, whether such amounts derive from one or several causes of action and to claim payment of such amounts in parts so that each part shall constitute a separate cause of action, independent of every other part.

15.	All expenses in connection with the preparation and issue of this Debenture, its stamping, registration in the Companies Registry, realisation or cancellation thereof, in whole or in part, or any claim issued by the Bank in respect of the amounts due or to become due to the Bank from the Borrower on account of the Secured Sums, including the fees of the lawyer of the Bank at the rate agreed between the Bank and such lawyer, shall be for the account of the Borrower; and without derogating from the rights of the Bank under Clause 9 above, the Borrower hereby undertakes to pay to the Bank any of the amounts above mentioned immediately upon its first demand.

16.

16.1	All Entries in the Books of the Bank shall be deemed correct and shall serve as sufficient proof against the Borrower in all their details; and copies of such Entries or, at the option of the Bank, of an extract of such Entries or of the last page of such Entries, certified by any employee of the Bank on the back of such copy Entries, extract or last page as aforesaid or in a separate document – shall serve as sufficient proof of the existence of such Entries and of the correctness of the details in such copies.

16.2	The Borrower undertakes to examine every copy statement of account, notice and letter to be delivered or dispatched to it by the Bank and to submit its observations, if any, thereon in writing to the Bank within 15 (fifteen) days of the date of delivery or dispatch thereof by the Bank.

16.3	The correctness of each detail contained in every such copy statement of account, notice and letter as aforesaid in respect of which no observation in writing shall be received by the Bank from the Borrower within the abovementioned period, shall be deemed to have been confirmed by the Borrower to the Bank.

17.	A waiver by the Bank in favour of the Borrower in respect of a prior breach of, or non-compliance with, any one or more of its obligations towards the Bank, whether such obligation be contained in this Debenture or in any other existing or future document, shall not be construed as a justification or excuse for a further breach of, or non-compliance with, any condition or obligation aforesaid; and the forbearance of the Bank from the exercise of any right granted to it under this Debenture, under any other document or at law shall not be construed as a waiver of such right. No waiver by the Bank and no compromise or other arrangement whatsoever with the Bank shall bind the Bank unless made by the Bank in writing.

18.	The addess of the Borrower is the address mentioned above for the purpose of this Debenture or any other address in Israel, of which the Borrower shall have given the Bank notice in writing by registered mail as being its address for the purposes of this Debenture, receipt whereof shall have been acknowledged by the Bank in writing.

Any notice or demand, copy statement of account, or any other document of whatsoever kind (including any negotiable instrument) may be sent or delivered to the Borrower by the Bank by ordinary mail or by any other method the Bank may select. Any such notice or demand, copy statement of account, or other document of any kind (including any negotiable instrument), to be sent by the Bank to the Borrower at its address aforementioned by ordinary mail shall be deemed to have been received by the Borrower on its due date in the ordinary course of post.

A certificate in writing by any employee of the Bank attesting to the fact and time of despatch or delivery as aforesaid shall be sufficient proof against the Borrower of the fact and time of the despatch or delivery therein mentioned.

19.	This Debenture shall be governed by, and interpreted in accordance with, the laws of Israel.

20.	The Borrower hereby nominates the town of Tel Aviv as the exclusive place of jurisdiction for all purposes connected with this Debenture but without prejudice to the right of the Bank to sue the Borrower in any other competent court.

21.	The Bank and all those claiming under it shall be entitled, at all times, to assign to others their rights under this Debenture, without the necessity of obtaining the Borrower’s consent thereto.

22.	In this Debenture:-

22.1	the expression "Interest at the Maximum Rate" shall mean -

22.1.1	in respect of any amount of the Secured Sums due or to become due to the Bank on account of a debt of such type or kind in respect of which, or in respect of the discharge of arrears of which, a maximum rate of interest has been prescribed by any law –interest at such maximum rate prescribed by such law;

22.1.2	in respect of any amount of the Secured Sums in Israel currency due or to become due to the Bank on account of a debt of such type or kind in respect of which, or in respect of the discharge of arrears of which, a maximum rate of interest has not been prescribed by any law – interest at the highest rate customarily charged at the Bank, from time to time, in respect of debit balances on current debit accounts which are not paid to the Bank with 7 (seven) days of its first demand;

22.1.3	in respect of any amount of the Secured Sums due or to become due to the Bank in or for foreign currency – the maximum rate of interest which the Bank is entitled to recover from the Borrower under any document relating to the discharge of arrears of such amount.

A certificate by any employee of the Bank of Interest at the Maximum Rate, as defined above, for the period(s) to which such certificate relates shall serve as sufficient proof against the Borrower of the details therein contained.

22.2	The expression “Customary Rate at the Bank” shall mean with respect to each purchase of foreign currency for the Borrower or with respect to the debiting of the Borrower’s accounts with the countervalue in Israel currency of foreign currency, the highest rate customary at the Bank at any given time for the sale to its customers of the relevant foreign currency out of Israel currency together with the Bank’s exchange commission with respect thereto; and, with respect to each sale of foreign currency, the lowest rate customary at the Bank at any given time for the purchase by the Bank from its customers of the relevant foreign currency in exchange for Israel currency, less the Bank’s commission with respect thereto.

A certificate by any employee of the Bank with respect to the Customary Rate at the Bank at any given time shall serve as sufficient proof against the Borrower.

22.3	The expression “Bill” shall mean every promissory note, bill of exchange, cheque, drawing and payment order and every negotiable instrument of whatsoever kind;

22.4	The expression “Books of the Bank” shall be construed as to include also any book, register, statement of account, copy statement of account, contract of loan, letter of undertaking, Bill signed by the Borrower, card index, ledger sheet, coil, any means of data storage for purposes of electronic computers and any other method of data storage;

22.5	The expression “Entries” shall be construed as to include also any entry or copy thereof, whether recorded or copied in handwriting or by typewriter and whether recorded or copied by any method of printing, duplication or photography (including microfilm) or by means of any mechanical, electrical or electronic device or by means of electronic computer recording or by any other method of presenting words or figures or any other symbols;

22.6	The expression “Bank” shall include each and every one of the Bank’s branches or offices, whether in Israel or abroad, and all its successors, representatives and transferees;

22.7	The expression “Intellectual Property” shall mean all intangible rights, titles and interests embodied in or connected or related to (i) inventions, improvements thereto, and patents, patent applications, and patent disclosures; (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names, (iii) copyrights and/or any works of authorship, regardless of copyrightability; (iv) mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets, confidential information and business information; (vi) computer software; (vii) integrated circuits (viii) other proprietary rights, industrial rights and any other similar rights, in each case on a worldwide basis, and all copies and tangible embodiments thereof, or any part thereof, in whatever form or medium.

IN WITNESS WHEREOF this Debenture has been executed by the Borrower, the day and year first above written.

/s/ Arnon Gat, /s/ Oz Desheh

By: Dr. Arnon Gat, Oz Desheh.

On behalf of Negevtech Ltd